Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No.333-194253) of Endo International PLC of our report dated April 2, 2015, relating to the financial statements of Auxilium Pharmaceutical Inc., which appears in this Current Report on Form 8-K of Endo International PLC dated June 2, 2015.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 2, 2015